                           American Radio Empire, Inc.
  13210 Kerrville Folkway, Building G, Austin, Texas 78729-7522 (512) 249-9600

                         12% CONVERTIBLE PROMISSORY NOTE

Principal amount:  $________                        Date: _______________, 2003

        FOR VALUE RECEIVED, the undersigned hereby promise to pay to the order of
__________, the sum of _________ Thousand and no/100 Dollars ($__________),
together with interest thereon at the rate of twelve percent (12%) per annum on the unpaid balance. Said sum shall be paid in the manner following:

        This is one of a series of 12% Convertible Promissory Notes ("Notes"), which will be due ______________, 2004, with mandatory conversion to registered shares of the Company's common stock (the "Common Stock").

        Interest is to be paid in cash at maturity or upon earlier conversion of the Notes, unless the holder of the Notes elects to convert accrued interest to shares of Common Stock on the same basis as the conversion of principal.

        The Notes shall be mandatorily convertible into registered shares of Common
Stock forty-five (45) days after the effectiveness of the Company's registration statement under the Securities Act of 1933 filed with the Securities and
Exchange Commission. The conversion rate shall be at the lesser of (i) $0.80 per share, or (ii) 80% of the average closing price of the Common Stock during its first 30 trading days. Notwithstanding the foregoing, if, at any time after the issuance of this Note, the Company shall issue any Common Stock, or other equity that, as part of a unit or otherwise, includes Common Stock, the conversion privileges of this Note shall be equitably adjusted such that, upon conversion, the holder of $100,000 in principal amount of Notes shall receive Common Stock representing ___% of the then-outstanding Common Stock. Upon conversion, the holder agrees to enter into a "lockup" agreement (upon customary terms and conditions) covering the shares of Common Stock for 9 months after the effectiveness of the Company's registration statement.

        In the event that the effectiveness of the Company's registration statement under the Securities Act of 1933 filed with the Securities and Exchange
Commission shall not have occurred on or before November 6, 2004, this not and accrued but unpaid interest thereon shall be due and payable in full. In the event this note shall be in default and placed for collection, then the undersigned agrees to pay all reasonable attorneys' fees and costs of collection. All payments hereunder shall be made to such address as may from time to time be designated by any holder.

        No modification or indulgence by any holder hereof shall be binding unless in writing; and any indulgence on any one occasion shall not be an indulgence for any other or future occasion. The rights of any holder hereof shall be cumulative and not necessarily successive. This note shall take effect as a sealed instrument and shall be construed, governed and enforced in accordance with the laws of the State of Nevada.

                                                American Radio Empire, Inc.

                                                By :

                                                Dain Schult, President